EXHIBIT 99.1

ENGlobal Receives Award and Funding Authorization Under Government Defense Contract

Automated Fuel Handling Equipment and Services in Okinawa

HOUSTON, Sept. 12, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today that it has received an award and funding authorization by the U.S. Military to initiate mobilization and provide automated fuel handling equipment (AFHE) services in the Government's Okinawa, Japan facility.

ENGlobal's Government Services division was selected by the Space and Naval Warfare ("SPAWAR") Systems Center Atlantic Charleston, S.C. to provide AFHE design, procurement, installation, systems documentation, and testing on a cost-plus, not-to-exceed basis. Under the terms of the new agreement, ENGlobal will be responsible for furnishing all services in support of AFHE sub-system/system implementation, system interfaces, training, integration, and troubleshooting.

SPAWAR is one of three U.S. Department of Navy major acquisition and technical authority commands, which procures high-end information technology products and services to the Navy fleet and other armed forces.

Edward L. Pagano, President and Chief Executive Officer of ENGlobal, said: "The Okinawa Project is the largest, most significant award that has been released to ENGlobal under the AFHE Program.  The award greatly increases the scope and geographical presence of ENGlobal as well as further expands our strategic international outreach."

Mr. Pagano continued: "This contract award further solidifies ENGlobal's long term relationship with the U.S. Military and reflects the quality and professionalism of the ENGlobal fuel handling team. We are pleased that the U.S. Government continues to express confidence in ENGlobal's technical capability to perform engineering support on a worldwide basis."

About Space and Naval Warfare (SPAWAR) Systems Center, Charleston

Space and Naval Warfare (SPAWAR) Systems Center, Charleston provides advanced communications and information capabilities across Department of the Navy, joint and coalition forces and consists of more than 12,000 highly-dedicated employees and contractors, deployed globally and near the fleet. Please visit www.public.navy.mil/spawar for further information about SPAWAR.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal has approximately 2,100 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to provide significant services under its new agreement or that the provisions of those services will be profitable; (2) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (3) our ability to achieve our business strategy while effectively managing costs and expenses; (4) our ability to collect accounts receivable in a timely manner; (5) our ability to win new projects that we can perform on a profitable basis; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the profitability of our alliance agreements; (8) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (9) the effect of changes in the price of oil; (10) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (11) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com